BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 99th/2014 EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, TIME AND PLACE: June 18, 2014 at 09:00 a.m. at Rua Hungria, 1.400 – 5th floor in the city and state of São Paulo. CHAIR: Abilio Diniz, Chairman; Edina Biava, Secretary. ATTENDANCE: The full complement of Board members. The following matter was approved by the Board of Directors: 1. Approval of Interest on Capital (dividends) to shareholders – With the favorable opinion of the Fiscal Council, the Board of Directors decided to approve the management proposal for the payment of R$ 361,000,000.00 (three hundred and sixty-one million reais) in the form of interest on capital to be incorporated in the mandatory dividends pursuant to the current legislation. This value is equivalent to R$0.41421437 gross per share of the free float with withholding tax of 15%, with the exception of those shareholders which have immunity or are exempt and considering a free float of 871,529,393 shares. Those shareholders as of the record date of June 30, 2014 shall be entitled to receive the said interest. As from July 1, the shares shall trade ex-dividends until the payout date which shall take place on August 15, 2014. These minutes represent the entirety of the Meeting of the Board of Directors and were signed by the attending Directors. CONCLUSION: These minutes having been drafted, read and approved, were signed by all the Directors. São Paulo, June 18, 2014. (I certify that these minutes are a summary of the original transcribed to Register Number 3, folio 268 of the minutes of the Ordinary and Extraordinary Meetings of the Company’s Board of Directors). ABILIO DINIZ, Chairman; SERGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; EDUARDO SILVEIRA MUFAREJ; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIS CARLOS FERNANDES AFONSO; LUIZ FERNANDO FURLAN; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; VICENTE FALCONI CAMPOS; WALTER FONTANA FILHO.

EDINA BIAVA

SECRETARY